Exhibit 5


SEARS, ROEBUCK AND CO.
3333 BEVERLY ROAD
HOFFMAN ESTATES, ILLINOIS  60179



VENRICE R. PALMER
LAW DEPARTMENT
   Senior Counsel
   847/286-9238
   847/286-0959 (facsimile)


VIA EDGAR

July 15, 1996


Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, IL  60179

RE:   Sears, Roebuck and Co. (the "Company")
      Direct Purchase Stock Plan
      Registration Statement on Form S-3


Ladies and Gentlemen:

     I have examined the Registration Statement of the Company on Form S-3 relating to the Sears Direct Purchase Stock Plan the "Registration Statement") to be filed with the Securities and Exchange Commission on or about July 15, 1996 in connection with the registration under the Securities Act of 1933, as amended (the "Act"), for an offering to be made on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Act, of 3,380,574 common shares, par value $.75 per share, of the Company (the "Common Shares"). I am familar with the proceedings heretofore taken, and with the additional proceedings proposed to be taken, by the Company in connection with the authorization, registration, issuance and sale of the Common Shares. I call to your attention the fact that the Common Shares that may be acquired pursuant to the Plan may include Common Shares to be issued in the future, including Common Shares not presently contemplated to be issued, and that the opinions included herein are necessarily limited to Common Shares heretofore issued and Common Shares which may be issued in the future as presently contemplated.

Based on the foregoing and subject to the proposed additional proceedings being taken as now contemplated prior to the issuance of the Common Shares, the issuance and sale thereof in the manner referred to in the Registration Statement, and the terms of the Common Shares being otherwise in compliance with then applicable law, I am of the opinion that:

1) the execution, issuance and delivery by the Company of the Common Shares has been duly authorized by all necessary corporate action on the part of the Company;

2) upon full payment therefore, the Common Shares will be validly issued, fully paid and nonassessable; and

3) except for statutory claims by laborers, servants, or employees for unpaid debts, wages or salaries, chargeable against certain of the principal shareholders only in the event of termination of listing and public trading in the Company's shares, no personal liability for obligations of the Company will attach to any holder of such Common Shares under existing statutes of the State of New York.

I consent to the use of this opinion as an exhibit to the Registration Statement and to the references to me in the Prospectus which is part of the Registration Statement.

Sincerely,



/s/ VENRICE R. PALMER
Venrice R. Palmer
Senior Counsel